Exhibit 16.2

[Ernst & Young LLP letterhead]

October 26, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A Amendment No. 1 dated October 18, 2004, of 3CI Complete Compliance Corporation and are in agreement with the statements under Item 4.01 Changes in Registrant’s Certifying Accountant contained in the second sentence of the first paragraph, the second paragraph, and first sentence of the third paragraph on pages therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP